Exhibit 99.1

[LOGO]                                                                      NEWS
KADANT
AN ACCENT ON INNOVATION
One Acton Place, Suite 202
Acton, MA 01720

Investor contact: Thomas M. O'Brien, 978-776-2000
Media contact: GreatPoint Communications, 978-392-6866

                    Kadant to Acquire The Johnson Corporation
         Extends Paper Industry Offerings, Brings Access to New Markets

   Company to Host Conference Call on Friday, April 8, 2005, at 8:30 a.m. EDT

ACTON, Mass., April 7, 2005 - Kadant Inc. (NYSE:KAI) announced that it has entered into a definitive agreement to acquire The Johnson Corporation for approximately $102 million in cash, subject to a post-closing adjustment. The parties have also agreed to an earn-out provision, based on the achievement of certain revenue targets over a period of 12 to 15 months following the closing, which could increase the purchase price by up to $8 million. In addition to the cash consideration, Kadant will issue a letter of credit to the sellers for approximately $4 million, subject to adjustment, related to certain expected tax benefits of Johnson, the value of which is expected to be realized by Kadant.

         Kadant is currently negotiating a credit facility of $85 million, including a $25 million revolver, to finance a portion of the purchase price. The completion of the acquisition is subject to customary closing conditions, including regulatory approvals and the approval of Johnson's stockholders, as well as Kadant securing at least $55 million in financing. The closing is expected to occur in the second quarter of 2005.

         Kadant expects the acquisition to be accretive to GAAP earnings per share (EPS) in 2005 by $.05 to $.07, and by approximately $.25 in 2006.

         Johnson is the leading supplier of steam and condensate systems, hardware, and controls used in the dryer section of paper production. The company is privately held, with estimated 2004 revenues of $76 million and estimated adjusted EBITDA margins of 15 to 17 percent based on December 31, 2004, unaudited financial statements provided by Johnson. Johnson's primary products include rotary joints, syphons, and related steam and condensate systems. The rotary joints act as seals that connect rotating components with fixed piping to convey steam, water, air, or heat transfer oils. These products are used to optimize drying in the paper industry, and also have applications in industrial cylinder heating and cooling processes in machine tool, plastics, rubber, steel, and textile production.

         Johnson is based in Three Rivers, Michigan, USA, and has approximately 575 employees at operations in North and South America, Europe, and Asia. The Three Rivers facility includes a world-class R&D center that features two commercial-size paper drying cylinders for conducting product research and customer trials, and extensive joint and seal testing capabilities. Johnson has been in business for more than 70 years.

         "The agreement to acquire Johnson marks the culmination of our search for a company that could extend our technology-based offerings in the paper industry," said William A. Rainville, chairman and chief executive officer of Kadant. "We are excited about adding Johnson's premier brand to our family of high-end products. Like Kadant, Johnson's products and services add high value at critical points in the papermaking process, for relatively low cost. Johnson not only offers complementary products, a large aftermarket business, and expanded market coverage, but also shares Kadant's long history of innovation and leadership as a paper industry supplier. In addition, through its ties to other industries, I believe Johnson will allow us to apply our technologies to a number of growth opportunities in new markets."

                                     -more-
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Conference Call
Kadant will hold a conference call on Friday, April 8, 2005, at 8:30 a.m. Eastern time to provide more information about the acquisition. To listen, call 800-709-2159 within the U.S., or 973-582-2810 outside the U.S. You can also listen to the call live on the Web by visiting www.kadant.com and clicking on "Investors." An audio archive of the call will be available on our Web site until May 6, 2005.

Use of Non-GAAP Financial Measures
In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including EBITDA.

         EBITDA and EBITDA margins are widely used in the industry as a measure for evaluating market value. EBITDA is not a measure of performance under GAAP and should not be considered a substitute for net income as a measure of performance, nor as a substitute for cash flow as a measure of liquidity. EBITDA is defined as net income before interest, income taxes, depreciation, and amortization. Adjusted EBITDA excludes certain estimated non-recurring and transaction-related expenses. Adjusted EBITDA margin is defined as adjusted EBITDA divided by revenues. Kadant believes that adjusted EBITDA margin is a useful measure of Johnson's ability to generate cash flows from operations and can be used in addition to GAAP financial measures to evaluate company performance.

         Kadant's guidance relating to the expected impact that the acquisition will have on its earnings per share is subject to adjustments required under purchase accounting, such as the determination of the portion of the purchase price attributable to identifiable intangible assets and the amortization of those assets.

         Kadant Inc. is a leading global supplier of a range of products that improve quality and productivity in pulp and paper production, including stock-preparation equipment, water-management systems, and paper machine accessories. Kadant, based in Acton, Massachusetts, had approximately $195 million in revenues from continuing operations in 2004 and 950 employees worldwide. For more information, please visit www.kadant.com.

         The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties, including forward-looking statements about the estimated post-closing adjustments to the purchase price for the acquisition of Johnson, the tax benefits expected to be realized by Kadant following such acquisition, the estimated additional amounts to be paid by Kadant pursuant to an earn-out provision under the acquisition agreement, the expected financing to fund a portion of the purchase price for this transaction, the anticipated timing for closing of the transaction, the benefits and synergies of the transaction, and the expected future business and financial performance of the combined company following the transaction. Important factors could cause actual results to differ materially from those indicated by such statements, including: the ability to consummate the transaction, the ability of Kadant to successfully integrate Johnson's employees and operations, the ability to realize anticipated synergies and cost savings, the receipt of regulatory approvals in connection with the transaction, unanticipated disruptions to business, general economic conditions, and other factors set forth under the heading "Risk Factors" in Kadant's annual report on Form 10-K for the period ended January 1, 2005. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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